Exhibit 3.13

OPERATING AGREEMENT

OF

AMC CONCESSIONAIRE SERVICES OF FLORIDA, LLC

A Manager-Managed Limited Liability Company

This Operating Agreement (“Agreement”) is made and entered into effective April 29, 2011 by and between American Multi-Cinema, Inc., as Member (“AMC” or “Member”), AMC Concessionaire Services of Florida, LLC (“CSF” or the “Company”), and Gerardo I. Lopez, Craig R. Ramsey, and Kevin M. Connor, as Managers (individually, a “Manager” and collectively “Managers”), to regulate the affairs of CSF and the conduct of CSF’s business, to establish duties in addition to those set forth in chapter 608, Florida Statutes, and to govern relations among AMC, Managers, and CSF.

WHEREAS, AMC is the sole Member of CSF; and

WHEREAS, AMC desires to appoint each Manager to manage CSF pursuant to the terms hereof; and

WHEREAS, each Manager desires to accept said appointment on the terms stated herein;

NOW, THEREFORE, AMC, as Member, CSF and Managers, individually and collectively, in consideration of the terms and conditions stated herein, hereby agree as follows:

ARTICLE I                             Company Formation

1.              FORMATION. Member has formed CSF as a Limited Liability Company subject to the provisions of the Florida Limited Liability Company Act, chapter 608, Florida Statutes (the “Act”). The rights, obligations and liabilities of Member, Managers and the Company shall be determined pursuant to the Act and this

Agreement. To the extent that the rights, obligations or liabilities of any person are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall control to the extent permitted by the Act.

2.              TERM. CSF shall have perpetual existence to the extent provided by the Act, unless: (a) dissolved by Member; or (b) the occurrence of any other event causing a dissolution of a Limited Liability Company under the Act.

3.              BUSINESS PURPOSE. The purpose of CSF is to engage in any lawful act or activity for which a Limited Liability Company may be formed under Florida law. Notwithstanding the foregoing, without the written consent of Member, CSF shall not engage in any business other than the operation of food and drink concessions at AMC movie theaters located in the State of Florida.

4.              PRINCIPAL PLACE OF BUSINESS. The principal place of business of CSF shall be:

920 Main Street

Kansas City, MO 64105

or at such other place as the Managers shall from time to time select.

5.              ADMISSION OF ADDITIONAL MEMBERS. No additional members may be admitted to CSF through issuance by CSF or Managers of a new interest in the Company, without the prior written consent of Member. A Member’s interest in CSF may be evidenced by a certificate of membership interest issued by the Company.

ARTICLE II                        Capital Contributions

1.          INITIAL CONTRIBUTION. In exchange for the sole membership interest in CSF, Member shall contribute to CSF the capital as described in Exhibit A attached to this Agreement. The contribution shall be made upon execution of this Agreement. The agreed value of such property and cash is $                    .

2.              ADDITIONAL CONTRIBUTIONS. Except as provided in ARTICLE VI.2, Member shall not be obligated to make any additional contribution to the Company’s capital.

ARTICLE III                   Profits, Losses and Distributions

1.              PROFITS/LOSSES. For financial accounting and tax purposes, CSF’s net profits or net losses shall be determined on an annual basis and shall be allocated to Member in accordance with Treasury Regulation 1.704-1. It is the intent of Member and Managers that CSF be classified as a partnership for federal and state income tax purposes.

2.              DISTRIBUTIONS. Member shall determine and distribute available funds annually or at more frequent intervals as it sees fit. Available funds, as referred to herein, shall mean the net cash of CSF available after appropriate provision for expenses and liabilities, as determined by the Managers. Distributions in liquidation of CSF or in liquidation of Member’s interest shall be made in accordance with the positive capital account balances pursuant to Treasury Regulation 1.704-I(b)(2)(ii)(b)(2). To the extent Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in Treasury Regulation 1.704-I(b)(2)(ii)(d).

ARTICLE IV                    Management

1.              MANAGEMENT OF THE BUSINESS. The business of CSF shall be managed by the Managers separate from the business of Member and Managers, and in accordance with this Agreement and applicable laws. The name and business address of each initial Manager appointed by Member is listed on Exhibit B of this Agreement. Member may appoint such additional Managers as Member sees fit in Member’s sole discretion; provided, however, that the total number of then-current Managers shall at no time be greater than five (5). Member may remove one or more Managers at any time, and from time to time, without cause and in Member’s sole discretion; provided, however, that the total number of then-current Managers shall at no time be less than three (3). A Manager shall hold office until a successor Manager has been appointed by Member, unless the Manager sooner dies, resigns or is removed.

2.              MEMBERS. The liability of Member shall be limited as provided under the Act. Member shall take no part whatever in the control, management, direction, or operation of CSF’s affairs and shall have no power to bind CSF. The Managers may from time to time seek advice from Member, but they need not accept such advice, and at all times the Managers shall have the exclusive right to control and manage CSF.

3.              POWERS OF MANAGERS. The Managers are authorized on CSF’s behalf to make all decisions as to (a) the sale, development, lease or other disposition of the Company’s assets; (b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of CSF’s assets; (d) the borrowing of money and the granting of security interests in CSF’s assets; (e) the pre-payment, refinancing or extension of any loan affecting CSF’s assets; (f) the compromise or release of any of CSF’s claims or debts; (g) the employment of persons, firms or corporations for the operation and management of CSF’s business; (h) the appointment of officers to assist in the management and operation of CSF; and (i) any other powers delegated by Member in writing. In the exercise of their management powers, the Managers are authorized to execute and deliver (a) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting CSF’s assets; (b) all checks, drafts and other orders for the payment of CSF’s funds; (c) all promissory notes, loans, security agreements and other similar documents; and, (d) all other instruments of any other kind relating to CSF’s affairs, whether like or unlike the foregoing. Member shall provide Managers with a power of attorney as needed to act on behalf of CSF within the scope of their authority.

4.              LIMITATIONS ON POWERS OF MANAGERS. Notwithstanding the foregoing, Managers shall not have the authority to cause CSF to engage in the following without first obtaining the written consent of Member: (a) the sale, exchange or other disposition of all, or substantially all, of the Company’s assets; (b) the sale, exchange, disposition or acquisition of any assets outside the ordinary course of CSF’s business; (c) the borrowing of money from any party in excess of $25,000, or the issuance of evidences of indebtedness in connection therewith; (d) the refinancing, increase in the amount of, modification, amendment, or changing of the terms, or extension of the time for the payment of any indebtedness or obligation of the Company, or securing such indebtedness by mortgage, deed of trust, pledge, security interest, or other lien on Company assets; (e) the merger, reverse merger, consolidation, reorganization or any similar transaction of the Company with a corporation, another limited liability company, limited partnership, or any other entity; (f) the confession of any judgment against CSF, declaration of bankruptcy or insolvency, or assignment of CSF’s assets for the benefit of creditors; and (g) the dissolution of CSF.

5.              CHIEF EXECUTIVE MANAGER. One Manager shall be appointed by Member as Chief Executive Manager, for the purposes set forth herein. The Chief Executive Manager shall have primary responsibility for managing the day-to-day operations of CSF and for effectuating the decisions of the Managers.

6.              VOTING RIGHTS. Each Manager has equal rights in the management and conduct of CSF’s business. Any matter relating to the business of CSF may be decided by a majority of the Managers, except as provided below. Voting by proxy shall be prohibited.

7.              DELEGATION OF RIGHTS AND POWERS TO MANAGE. The appointment of a Manager by Member is an appointment of that individual. Managers shall have the power and authority to appoint officers of CSF to act under the Managers’ supervision and control and to delegate to such officers the Managers’ rights and powers (other than voting rights) to manage the business and affairs of CSF; however, no such delegation shall relieve any Manager of his or her obligations hereunder. Such delegation by a Manager shall not cause the Manager to cease to be a Manager of CSF.

8.              MEETINGS. Decisions of the Managers shall be made by majority vote of the Managers if at a meeting, or by unanimous written consent. Meetings shall be held upon reasonable written notice to all Managers. The Chief Executive Manager shall be preside at all meetings of the Managers.

9.              NO NOMINEE. All right, title and interest in and to CSF’s assets shall be held solely in the Company’s name.

10.       COMPANY INFORMATION. Upon request, the Managers shall supply to any authorized representative of Member information regarding CSF and its activities. Member and its authorized representatives shall have access to and may inspect and copy all books, records and materials in any Manager’s possession regarding the CSF or its activities. The exercise of the rights contained in this section shall be at Member’s expense.

11.       DUTY OF LOYALTY AND DUTY OF CARE. Each Manager shall discharge his or her duties to CSF and Member, and exercise any rights under this Agreement or the Act, consistent with the obligation of good faith and fair dealing. Each Manager shall owe a duty of loyalty and a duty of care to CSF and to Member. Subject to conflict of interest provisions of Section 608.4226, Florida Statutes, the duty of loyalty is limited to:

a.              Accounting to CSF and holding as trustee for CSF any property, profit, or benefit derived by such Manager in the conduct or winding up of CSF’s business or derived from a use by such Manager of CSF property, including the appropriation of a CSF business opportunity;

b.              Refraining from dealing with CSF in the conduct or winding up of CSF’s business as or on behalf of a party having an interest adverse to CSF; and

c.               Refraining from competing with CSF in the conduct of its business before the dissolution of CSF.

The duty of care is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

12.       LIMITED LIABILITY. Except as expressly required by law, neither Member nor any Manager shall be personally liable for any debt, obligation, or liability of CSF, whether that liability or obligation arises in contract, tort, or otherwise.

13.       EXCULPATION. Any act or omission of the Managers, or any of them, the effect of which may cause or result in loss or damage CSF or Member, if done in good faith to promote the best interests of the Company, shall not subject the Managers, or any of them, to any liability to Member or CSF.

14.       INDEMNIFICATION. CSF shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, in any pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that said person is or was a Member, Manager, employee or agent of CSF, or is or was serving at the request of the Company, for instant expenses (including reasonable attorney’s fees and costs), judgments, fines, assessments, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Member determines in its sole discretion that said person acted in good faith and in a manner said person reasonably believed to be in or not opposed to the best interest of CSF, and in the event of to any criminal action or proceeding, had no reasonable cause to believe said person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of “nolo contendere” or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which said person reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that conduct was lawful. Any right of indemnity granted under this section may be satisfied only out of CSF’s assets, and neither the Member nor any Manager shall be personally liable with respect to such claim for indemnification.

ARTICLE V                         Compensation and Expenses

1.              MANAGEMENT FEE. No Manager shall be entitled to compensation from CSF for services rendered as Manager. Member shall be entitled to compensation from CSF for services rendered to CSF pursuant to that certain Management Services Agreement between CSF and Member.

2.              EXPENSES. The Managers shall cause CSF to pay all of its own operating, overhead and administrative expenses of every kind.

3.              REIMBURSEMENT. CSF shall reimburse the Managers and Member for all direct out-of-pocket expenses incurred by them in managing the Company.

ARTICLE VI                    Books and Records

1.              BOOKS. The Managers shall maintain complete and accurate books of account of CSF’s affairs at the Company’s principal place of business. Such books shall reflect the financial position and the results of CSF’s operations in accordance with generally accepted accounting principles (“GAAP”). The company’s accounting period shall be that of Member.

2.              SPECIFIC RECORDS REQUIRED BY LAW. Pursuant to Section 608.4101, Florida Statutes, the Managers shall cause CSF at all times to keep at its principal place of business the following:

a.              A current list of the full names and last known business, residence, or mailing addresses of Member and all Managers;

b.              A copy of CSF’s Articles of Organization, any certificates of conversion, and all other documents filed with the Florida Secretary of State concerning CSF, together with executed copies of any powers of attorney pursuant to which any certificates were executed;

c.               Copies of CSF’s federal, state, and local income tax returns and reports, if any, for the 3 most recent years; and

d.              Copies of CSF’s current Operating Agreement and any financial statements of CSF for the 3 most recent years.

3.              BANK ACCOUNTS. The Managers shall cause CSF to maintain one or more bank accounts for such funds of the Company as Managers shall deposit therein, and withdrawals therefrom shall be made upon such signature or signatures as Member shall determine.

4.              MEMBER’S ACCOUNT. The Managers shall maintain separate capital and distribution accounts for Member. Member’s capital account shall be determined and maintained in the manner set forth in Treasury Regulation 1.704-I(b)(2)(iv) and shall consist of Member’s initial capital contribution increased by:

a.              any additional capital contribution made by Member; plus

b.              credit balances transferred from Member’s distribution account to its capital account;

and decreased by:

c.               distributions to Member in reduction of Company capital; and

d.              Company losses if charged to Member’s capital account.

5.              REPORTS. The fiscal year of CSF shall be that of Member. Managers shall close the books of account after the close of each fiscal year, and shall prepare and send to Member a statement of its distributive share of income and expense for income tax reporting purposes. Managers shall cause to be prepared and timely filed all registrations, reports and returns as may be required to comply with the requirements of law for the formation, qualification and operation of CSF including, but not limited to, the Act and the Florida Revenue Act of 1949.

6.              TAX MATTERS. The Member shall be the “tax matter partner” of CSF, and it, or its authorized agent, shall be the only person authorized to prepare, execute and file tax returns and tax reports on behalf of CSF and to represent CSF before the Internal Revenue Service or any state or local taxing authority.

ARTICLE VII               Transfers

1.              ASSIGNMENT. Member may in its sole discretion sell, assign or otherwise dispose of all or any part of its interest in CSF, provided that the purchaser or assignee shall have no right to participate in the management of the business and affairs of the Company. The purchaser or assignee shall be subject to all obligations of Member in this Agreement and the Act, and shall be entitled to receive only the share of the profits or other compensation by way of income and the return of contributions to which Member would otherwise be entitled.

2.              BANKRUPTCY OF MEMBER. The bankruptcy of Member shall not cause Member to cease to be a member of CSF and, upon the occurrence of such event, CSF shall continue without dissolution.

ARTICLE VIII          Miscellaneous

1.              AMENDMENTS. This Agreement may be modified from time to time only upon the written consent of Member.

2.              NO THIRD PARTY BENEFICIARIES. No provision of this Agreement shall be for the benefit of or enforceable by any of the creditors of CSF or any other person not a party to this Agreement.

Signed and Agreed this 29th day of April 2011, effective on the date first shown above.

American Multi-Cinema, Inc., as		/s/ Gerardo I. Lopez
Member		Gerardo I. Lopez, as Manager

By:	/s/ Eddie F. Gladbach	/s/ Craig R. Ramsey
Craig R. Ramsey, as Manager

Its:	Vice President Legal & Asst. Secretary	/s/ Kevin M. Connor
Kevin M. Connor, as Manager

AMC Concessionaire Services of Florida, LLC

By: American Multi-Cinema, Inc., as Member

By:	/s/ Kevin M. Connor

Its:	SVP, GC & Sec.

EXHIBIT A

CAPITAL CONTRIBUTION

Pursuant to ARTICLE II, Member’s initial contribution to CSF’s capital is stated to be $1,901,721.64. The description and each individual portion of this initial contribution are as follows:

MACHINERY AND EQUIPMENT USED IN OR RELATED TO THEATER CONCESSION OPERATIONS (e.g., SODA MACHINES, POPCORN POPPERS, “BUTTER” DISPENSERS, PIZZA OVENS, FOOD STORAGE EQUIPMENT, etc.)

INVENTORY HELD FOR RESALE

SIGNED AND AGREED this 29th day of April, 2011.

American Multi-Cinema, Inc., as
Member

By:	/s/ Eddie F. Gladbach

Its:	Vice President Legal & Asst. Secretary

EXHIBIT B

LIST OF MANAGERS

By appointment of the Member, the following Managers agree to serve and manage CSF pursuant to this Agreement and the Act:

/s/ Gerardo I. Lopez	/s/ Craig R. Ramsey
Chief Executive Manager	Manager:

Gerardo I. Lopez	Craig R. Ramsey
Printed Name	Printed Name

Address:	Address:

920 Main Street	920 Main Street
Kansas City, MO 64105	Kansas City, MO 64105

/s/ Kevin M. Connor
Manager:

Kevin M. Connor
Printed Name

Address:

920 Main Street
Kansas City, MO 64105

The above listed Manager(s) shall serve in their capacities until they are removed for any reason by the Member or upon their voluntary resignation.

Signed and Agreed this 29th day of April, 2011.

American Multi-Cinema, Inc., as
Member

By:	/s/ Eddie F. Gladbach

Its:	Vice President Legal & Asst. Secretary